Company Contact:	Investor Relations Contact:
Martin McDermut	Lippert / Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Lillian Armstrong, Moriah Shilton
Email: mmcdermut@suptech.com	Email:lillian@lhai-sf.com
(805) 690-4500	(415) 433-3777

SUPERCONDUCTOR TECHNOLOGIES INC. REPORTS FOURTH QUARTER
AND YEAR-END 2002 RESULTS

SANTA BARBARA, CA – March 31, 2003: Superconductor Technologies Inc. (Nasdaq: SCON) (“STI”) the global leader in high-temperature superconducting (HTS) products for wireless voice and data applications, today announced financial results for the quarter and year-ended December 31, 2002.

Total net revenues for the fourth quarter 2002 were $7.0 million, an increase of 119 percent vs. $3.2 million for the fourth quarter ended December 31, 2001. Net commercial product revenues, which give effect to the accounting treatment of warrants issued to one customer under a long term sales agreement, were $4.3 million for the fourth quarter 2002, an increase of 139 percent compared to $1.8 million in the year ago period. Government contract revenues for the fourth quarter 2002 were $2.7 million compared to $1.4 million in the fourth quarter ended December 31, 2001.

The total net loss for the quarter ended December 31, 2002 was $2.9 million vs. a loss of $5.0 million for the quarter ended December 31, 2001. The net loss available to common stockholders for the quarter ended December 31, 2001 included deemed distributions to preferred stockholders. As a result, the net loss attributable to common stockholders for the fourth quarter 2001 was $5.7 million, or $0.31 per diluted share.

On December 18, 2002, the Company acquired 100 percent of the outstanding shares of Conductus, Inc. The results of Conductus, Inc. are included in the consolidated financial statement for 13 days following its acquisition through December 31, 2002.

For the year ended December 31, 2002, total net revenues increased 81 percent to $22.4 million, vs. $12.4 million for fiscal 2001. Net commercial product revenues for fiscal 2002 were $17.6 million, an increase of 132 percent compared to $7.6 million a year ago. The company recorded $4.8 million in government contract revenues for the fiscal years 2002 and 2001. The total net loss for fiscal 2002 was $19.5 million vs. $17.2 million in fiscal 2001.

The net loss available to common stockholders for the fiscal years 2001 and 2002 included deemed distributions to preferred stockholders. As a result, the net loss attributable to common stockholders for the year ended December 31, 2002 was $21.3 million, or $0.89 per diluted share, compared to a net loss of $19.8 million, or $1.10 per share for fiscal 2001.

STI had $18.2 million in cash and cash equivalents, and $16.5 million in working capital as of December 31, 2002. The total number of common shares outstanding was 59,823,553 as of December 31, 2002. Commercial product backlog stood at approximately $1.4 million at December 31, 2002.

2002 milestones included:

•	The merger with Conductus, Inc., completed in mid December.

•	A $20 million dollar equity private placement.

•	Conversion of Series E preferred stock

•	Surpassing more than 20 million hours of operation in the field for STI’s flagship product, the SuperFilter

•	Expansion of SuperLink™ Rx family with introduction of SuperLink Rx 850

•	General availability of HTS-Ready™ Duplexer 850 Series HP

Financial Guidance
STI had previously given guidance of approximately $40 million in commercial product sales and an additional approximate $10 million in government revenue in 2003, for net sales of roughly $50 million in 2003. STI anticipates reaching breakeven by the third quarter, and profitability in the fourth quarter, 2003. The company is currently involved in a patent litigation, and believes that if STI wins the lawsuit, the company remains on track to reach its financial goals for 2003.

While the company continues to believe it has meritorious defenses to this lawsuit, STI cannot predict the outcome of a jury trial. STI’s auditors, PricewaterhouseCoopers, have determined that there is substantial doubt about STI’s ability to continue as a going concern, based upon the material adverse effect the patent litigation could have on STI’s business, coupled with the company’s recurring losses and its use of $20 million in cash for operations in 2002.

Investor Conference Call
STI is currently involved in a patent litigation, and as a result has elected to postpone its investor conference call until early April, 2003. The company has tentatively set a date of April 10, 2003, dependent upon the timing of the resolution of the litigation. STI anticipates being able at the time of the call to discuss both the company results for the fourth quarter and full year 2002 and the outcome of the patent litigation.

About Superconductor Technologies Inc.

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks. STI’s SuperLink™ Solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperFilter®, the company’s flagship product in the SuperLink Rx product line, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-

end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs.

     More than 2,000 SuperFilter Systems have been shipped worldwide, logging in excess of 25 million hours of cumulative operation. In 2002, STI was named one of Deloitte & Touche’s prestigious “Technology Fast 50” companies for the Los Angeles area, a ranking of the 50 fastest-growing technology companies in the area.

     SuperFilter and SuperLink are trademarks or registered trademarks of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.

Safe Harbor Statement

The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI’s views on the outcome of the patent litigation with ISCO International, the expected closing date of the merger, future commercial revenues, market growth, capital requirements and new product introductions, and are generally identified by phrases such as “thinks,’’ “anticipates,’’ “believes,’’ “estimates,’’ “expects,’’ “intends,’’ “plans,’’ and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: STI’s ability to expand its operations to meet anticipated product demands; the ability of STI’s products to achieve anticipated benefits for its customers; the anticipated growth of STI’s target markets; unanticipated delays in shipments to customers; STI’s ability to achieve profitability; the uncertainties of litigation and the outcome of the patent litigation with ISCO International. STI refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Contacts:
STI	Investor relations contact:
Martin McDermut	Lillian Armstrong
Chief Financial Officer	Lippert/Heilshorn & Associates
Mmcdermut@suptech.com	lillian@lhai-sf.com
(805) 690-4500	(415) 433-3777

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SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 31	December 31	December 31	December 31
	2001	2002	2001	2002

Net revenues:
Net commercial product revenues	$1,806,000	$4,309,000	$7,601,000	$17,601,000
Government contract revenues	1,421,000	2,662,000	4,782,000	4,785,000
Sub license royalties	—	—	10,000	10,000

Total net revenues	3,227,000	6,971,000	12,393,000	22,396,000
Costs and expenses:
Cost of commercial product revenues	2,898,000	4,197,000	10,626,000	19,286,000
Contract research and development	963,000	1,016,000	3,359,000	2,531,000
Other research and development	1,031,000	538,000	4,606,000	4,489,000
Selling, general and administrative	3,420,000	3,384,000	11,907,000	14,976,000
Write off of in-process research and development	—	700,000	—	700,000

Total costs and expenses	8,312,000	9,835,000	30,498,000	41,982,000

Loss from operations	(5,085,000)	(2,864,000)	(18,105,000)	(19,586,000)
Interest income	106,000	20,000	1,050,000	218,000
Interest expense	(33,000)	(81,000)	(146,000)	(145,000)

Net loss	(5,012,000)	(2,925,000)	(17,201,000)	(19,513,000)
Less:
Deemed distribution attributable to the preferred stock beneficial conversion feature	(638,000)	0	(2,603,000)	(1,756,000)

Net loss available to common stockholders	($5,650,000)	($2,925,000)	($19,804,000)	($21,269,000)

Basic and diluted loss per common share	($0.31)	($0.09)	($1.10)	($0.89)

Weighted average number of common shares outstanding	18,133,212	30,867,500	17,955,553	24,019,542

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

	December 31, 2001	December 31, 2002

		Unaudited
Cash and cash equivalents	$15,205,000	$18,191,000
Total current assets	22,982,000	28,498,000
Total assets	30,161,000	65,326,000
Total current liabilities	4,229,000	11,995,000
Long term debt	509,000	2,123,000
Total liabilities	6,498,000	15,802,000
Total stockholders’ equity	23,663,000	49,524,000

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